Exhibit (99)
NEWS FROM THE WACHOVIA SAVINGS PLAN
December 1, 2008

Investment Fund Changes to Take Effect December 31, 2008
As of 11:59 p.m. ET on December 31, 2008, it is anticipated that the Wachovia common stock held in the Wachovia Common Stock Fund (ESOP) and the Wachovia Common Stock Fund Non-ESOP within the Wachovia Savings Plan will be replaced with Wells Fargo & Company Stock Fund (WFC) common stock. Both of the Wachovia Common Stock Funds will be renamed the Wells Fargo Stock Fund.
To implement this change, there will be a brief blackout period which will commence after close of market (4:00 p.m. ET) December 31, 2008, through the week ending January 9, 2009, although the blackout may be lifted sooner. You will be notified when the blackout period has ended. This blackout period will apply to all Wachovia Savings Plan participants, regardless of whether they are invested in the Wachovia Common Stock Fund (ESOP) or the Wachovia Common Stock Fund Non-ESOP. During this period, participants will not be able to change their investment elections, change their contribution rate, take out a loan or a distribution or perform any other transactions in their Wachovia Savings Plan account.
What this Means for You
If you are currently invested in the Wachovia Common Stock Fund (ESOP) or Wachovia Corporation Common Stock Fund Non-ESOP or if you have an election in place for future contributions to be invested in the either fund, you have the following options to consider:
•	Do nothing. If you take no action, your investments in these funds will automatically convert into Wells Fargo common stock at 11:59 p.m. ET on December 31, 2008. After the conversion is completed you will no longer hold Wachovia Common Stock in your Wachovia Savings Plan account. If you have included the Wachovia Common Stock Fund (ESOP) and the Wachovia Common Stock Fund Non-ESOP in the Wachovia Savings Plan as an investment for “Future Contributions,” your contributions and any company matching contributions designated for investment in one of the Wachovia Corporation common stock funds made after December 31, 2008, will be invested in Wells Fargo Stock Fund common stock.
•	Elect other Wachovia Savings Plan funds. If you do not want your Wachovia Common Stock Fund (ESOP) or the Wachovia common stock Fund Non-ESOP balances to be invested in Wells Fargo common stock as described above, you may choose to reallocate this investment to one or more of the other funds currently offered in the Wachovia Savings Plan. However, if you reallocate your balances out of the common stock fund, your cost basis will not be retained. In addition, you can change your election to have future contributions invested in any other Wachovia Savings Plan fund(s). The first 1 percent of company match will continue to be invested in company stock.

You may change your balances in these funds or change your investment elections online at the Wachovia Savings Plan Web site. You may also call the Wachovia Benefits Center at 800-345-2897 and select option 1, then “Retirement and Investments” and then “Savings Plan.” You can make changes anytime between now and market close on December 31, 2008. You will not be able to make changes again until after the blackout period ends the week ending January 9, 2009.
We encourage you to take this opportunity to review your current investment mix and level of contribution to ensure that you are on track to meet your retirement goals.

Important Note
During the blackout period, you will be unable to direct or diversify the assets held in your plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period. Please review and consider the appropriateness of your current investments.
For More Information
You can view prospectuses of the existing investment funds offered in the Wachovia Savings Plan, including copies of fund prospectuses and other fund descriptions.
•	Access My Wachovia Benefits via HR Online or via https://hronline.wachovia.com/mybenefits and choosing the Retirement and Investments link on the home page.
•	Choose the Wachovia Savings Plan link, which appears on the “Your Plans” page.
•	Select Fund Information.
Fund prospectuses and other fund descriptions can also be obtained by calling the Wachovia Benefits Center at 800-345-2897 and, when prompted, say, “Retirement and Savings,” then “Savings Plan.”
If you have any questions, please call the Wachovia Benefits Center toll-free at 800-345-2897 and select option 1. Representatives are available Monday through Friday from 8 a.m. to 7 p.m. ET.

Important Information
This information is intended to summarize some of the benefits available in the Wachovia Savings Plan in an easy-to-understand format. It is not intended to provide a full description of the Plan. In the event of a conflict between the official documents and this information, the official documents are controlling. Wachovia reserves the right to amend, modify or terminate each of its employer-sponsored plans, programs and policies at any time, in whole or in part, without notice for any reason. Any such amendment, modification or termination will apply to current and future participants (including active, disabled and former employees) and covered spouses/domestic partners and dependents. Please review the Wachovia Savings Plan Summary Plan Description for more information.
The information contained in this communication and any information provided by employees and representatives of Wachovia and its affiliates is intended to constitute investment education under U.S. Department of Labor guidance and does not constitute “investment advice” under the Employee Retirement Income Security Act of 1974 or Department of Labor regulations. Neither Wachovia nor any of its affiliates, including its employees and representatives, may provide “investment advice” to any participant or beneficiary regarding the investment of assets in the Wachovia Savings Plan. Please contact your personal investment, financial, tax or legal advisor regarding your specific needs and situation.